Exhibit 10.28

October 15, 2009

PERSONAL AND CONFIDENTIAL

Mitchell K. Fogelman

Re:	Revised Offer of Employment

Dear Mitch:

It gives me great pleasure to offer you employment at Abraxis BioScience, LLC (the “Company”). I hope that you will find working at the Company a richly rewarding experience.

The offer is as follows:

1.	Job Title/Location: Initially, your job title will be Senior Vice President, Finance. Following the proposed spin-off of Abraxis Health, Inc., you may be appointed as Senior Vice President and Chief Financial Officer of Abraxis Health, Inc. Your principal place of employment shall be at the Company’s offices in Los Angeles, California.

2.	Start Date: October 19, 2009 or such other date as may be agreed between the parties (the “Effective Date”)

3.	Reporting To: Patrick Soon-Shiong, M.D., Executive Chairman

4.	Salary: You will receive an annual base salary of $325,000.00. The Salary will be paid in accordance with the Company’s regularly established payroll practice. The Salary hereof is a gross amount, and the Company will be required to withhold from such amount deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements.

5.	Bonus Opportunity: The target bonus for this position is 45% of your Salary, subject to the terms and conditions of the Company’s bonus policy. You will be eligible for the 2010 bonus plan (payable in 2011), which will be subject to equitable proration based on length of service.

6.	Equity Compensation: You may receive stock options or other equity awards consistent with your level of employment and eligibility requirements, subject to the approval of and any policies and procedures established by the Compensation Committee or the Board of Directors in their sole discretion.

Mitchell K. Fogelman

October 15, 2009

7.	Severance: If the Company terminates your employment without Cause within the twelve (12) month period following the Effective Date, then the Company shall pay you a single cash payment equal to six (6) months of your then-current annual base salary, less all applicable federal, state and local withholdings and deductions. Such payment shall be made within two and one-half (2.5) months following the date on which the termination occurs, subject to any required delay to satisfy the requirements of Section 409A as provided in Section 9. Your receipt of any payment under this paragraph shall be contingent upon your signing of a general release agreement satisfactory to the Company within the thirty (30) day period following your termination date and your non-revocation of such release agreement during any statutorily-provided revocation period. If at any time you resign from or otherwise terminate your employment or the Company terminates your employment with Cause or the Company terminates your employment without Cause after the twelve (12) month anniversary of the Effective Date, you will not be eligible for any severance payment.

8.	Cause Definition: For purposes of this letter, “Cause” shall mean any of the following: (a) a material breach of any agreement you have with the Company, including, but not limited to, the Proprietary Interest Protection Agreement, or any policy of the Company; (b) conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as reasonably determined by the Company, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company; (e) your receipt of a Final Written Warning for any reason; or (f) insobriety or other substance abuse during work activities.

9.	Section 409A: To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable to you under the terms of paragraph 7 which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death. You and the Company shall reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty to you under Section 409A of the Code.

10.	Benefits: You will be entitled to participate in all benefit plans (including, but not limited to, any medical, dental, life insurance, retirement and disability plans), which may be available from time to time to the employees of the Company. These benefits will generally take effect on the first day of the month following the Effective Date. Please see the enclosed materials for additional details. You acknowledge and agree that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

Mitchell K. Fogelman

October 15, 2009

11.	Vacation: Vacation is accrued at a rate of four (4) weeks per year as described in our Employee Handbook.

12.	Pre-Employment Screening: This offer is contingent upon successful completion of a pre-employment drug screening and a background check.

13.	Employment Verification: Prior to the Effective Date, you must present verification that you are eligible to be employed in the United States as required by law. This can be accomplished by presenting your Social Security Card and driver’s license/state identification card.

14.	Prior Agreements: You represent that you have full authority to enter into this Agreement and you are not under any contractual restraint, which would prohibit you from satisfactorily performing your duties to the Company under this Agreement. Prior to the Effective Date, you must submit to the Company any confidential or other employment agreements that you may have with your current employer.

15.	Company Policies: You will be required to adhere to all Company policies and procedures as set forth in the Employee Handbook, the Code of Business Conduct and as otherwise implemented from time to time.

16.	Confidentiality Agreement: Prior to the Effective Date, you must execute a Proprietary Interest Protection Agreement.

17.	Employment At Will: This offer is for EMPLOYMENT AT WILL such that your employment with the Company can be terminated by either you or the Company at any time, for any reason, with or without prior notice.

18.	Arbitration. You agree that all disputes, controversies, and claims arising out of, relating to, or connected with this offer letter, or alleged breach thereof or otherwise arising out of or related to this offer letter or your employment, shall be resolved exclusively through arbitration before a single arbitrator and administered by the American Arbitration Association in accordance with its then-existing Employment Arbitration Rules. Such arbitration shall take place in Los Angeles, California, or any other place selected by mutual agreement of the parties. All arbitration awards shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction located in Los Angeles County or otherwise.

19.	Full Agreement: This offer letter contains the entire agreement between you and the Company with respect to the terms of your employment addressed herein. Any and all prior agreements, representations, negotiations and understandings between you and the

Mitchell K. Fogelman

October 15, 2009

Company, whether verbal or written, express or implied, are hereby superceded by this offer letter. No change or modification of this offer letter shall be valid or binding unless it is in writing and signed by both you and the Company.

20.	Expiration of Offer: If this offer is not accepted by 5 pm (California time) on October 16, 2009, it will be considered automatically withdrawn and no longer valid.

Please sign and date the enclosed copy of this letter and return it along with the new hire paperwork to me at Abraxis BioScience, LLC, 11755 Wilshire Blvd., Suite 2000, Los Angeles, California 90025, no later than October 16, 2009.

I look forward to you joining our organization. If you should have any questions, please contact me at 310.405.7434.

Sincerely,

/s/ Miray Gweon
Miray Gweon
Acting Head of Human Resources

cc: Personnel File

My signature indicates acceptance of this offer:

/s/ Mitchell K. Fogelman	October 15, 2009
Mitchell K. Fogelman	Date